                                                                    EXHIBIT 4.17

                               Dated 22 April 2004

              THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

                                       and

                            NAM TAI ELECTRONICS, INC.

                            STOCK BORROWING AGREEMENT

 relating to the Shares issued by Nam Tai Electronic & Electrical Products
 Limited

LINKLATERS

10th Floor, Alexandra House
Chater Road
Hong Kong

Telephone (852) 2842 4888
Facsimile (852) 2810 8133/2810 1695
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
                                      TABLE OF CONTENTS                              Page
1       Interpretation............................................................     1

2       Loans of Shares...........................................................     3

3       Delivery of Loaned Shares.................................................     4

4       Rights and Title..........................................................     4

5       Dividends and Distributions...............................................     5

6       Re-delivery of Equivalent Shares..........................................     5

7       Taxation..................................................................     6

8       Representations and Warranties............................................     6

9       Additional Representations and Warranties of the Borrower in relation to
        Hong Kong Stock...........................................................     7

10      Borrower's Obligations....................................................     7

11      Miscellaneous.............................................................     7

12      Remedies..................................................................     8

13      Notices...................................................................     8

14      Severability..............................................................     8

15      Time Of Essence...........................................................     9

16      Counterparts..............................................................     9

17      Governing Law.............................................................     9

SCHEDULE Professional Investor Treatment Notice...................................    11

THIS AGREEMENT is made on 22 April 2004

BETWEEN:

(1) THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, a company incorporated under the laws of Hong Kong whose registered office is at 1 Queen's Road Central, Hong Kong (the "BORROWER"); and

(2) NAM TAI ELECTRONICS, INC., a company incorporated under the laws of British Virgin Islands whose registered office is at McW. Todman & Co., McNamara Chambers, PO Box 3342, Road Town, Tortola, British Virgin Islands (the "LENDER").

RECITALS:

(A) The Lender (as defined below) proposes to offer for sale certain Shares (as defined below) and the Company proposes to list the Shares on the main board of the Stock Exchange by way of a global offering (the "OFFERING"). The Borrower has been appointed the global coordinator and bookrunner and the sponsor and lead manager of the Offering.

The parties wish to enter into stock borrowing and lending arrangements in respect of certain Shares (as defined below) subject to, and on the terms and conditions of, this Agreement.

NOW IT IS HEREBY AGREED as follows:

1     INTERPRETATION

1.1   DEFINITIONS

      In this Agreement (including the Recitals and the Schedules) the following expressions shall, unless defined otherwise or the context otherwise requires, have the following meanings:

      "BORROWING REQUEST" means a request in writing made by the Borrower to the Lender in respect of a proposed borrowing of Shares pursuant to Clause 2.1 specifying the description, title and amount of the Shares proposed to be borrowed by the Borrower, the proposed Settlement Date and duration of such borrowing and the date (being a Business Day), time, mode and place of delivery which shall, where relevant, include the bank agent clearing or settlement system and account to which delivery of the Shares is to be made or details of the relevant CCASS participant name, CCASS participant I.D. and CCASS stock account number if delivery of the Shares is to be effected through CCASS;

      "BUSINESS DAY" means any day (other than a Sunday) on which licensed banks in Hong Kong are open for business generally;

      "CCASS" means the Central Clearing and Settlement System established and operated by Hong Kong Securities Clearing Company Limited;

      "COLLECTOR" means the Collector of Stamp Revenue appointed under section 3 of the Ordinance;

      "COMPANY" means Nam Tai Electronic & Electrical Products Limited, a company incorporated under the laws of the Cayman Islands;

      "EQUIVALENT SHARES" means shares of an identical class, nominal value, description, rights attached thereto and amount as any Loaned Shares and includes any certificates and other documents of or evidencing title thereto and transfer thereof;

      "HK$" means Hong Kong dollars, the lawful currency of Hong Kong;

      "HONG KONG" means the Hong Kong Special Administrative Region of the People's Republic of China;

      "HONG KONG STOCK" has the meaning set out in section 2 of the Ordinance;

      "LOAN" means a loan of Shares under this Agreement;

      "LOANED SHARES" means the Shares delivered under a Loan hereunder and includes the certificates and other documents of or evidencing title and transfer thereof;

      "OFFER PRICE" means the price per Share (exclusive of brokerage, SFC transaction levy, SFC investor compensation levy and Stock Exchange trading fee) at which the Shares are to be sold pursuant to the Offering, to be determined as described under the section headed "Structure and Conditions of the Global Offering - Pricing and Allocation" of the Prospectus;

      "ORDINANCE" means the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong);

      "OUTSTANDING LOANED SHARES" means, as at any particular point in time, the aggregate of the number of Loaned Shares hereunder which have not been redelivered in accordance with this Agreement;

      "OVER-ALLOTMENT OPTION" has the same meaning ascribed thereto in the Prospectus;

      "PARTIES" means the parties to this Agreement, and the term "PARTY" shall mean any party to this Agreement;

      "PROSPECTUS" means the prospectus to be issued by the Company relating to the offering of Shares in Hong Kong to be dated on or about 16 April 2004;

      "RULES" means the rules for the time being of, or issued or promulgated by the SFC, the Stock Exchange and/or other regulatory authority whose rules and regulations shall from time to time affect the activities of the Parties pursuant to this Agreement including but not limited to regulations and guidance notes relating to stock lending for the time being in force of any relevant tax authority and any associated procedures required pursuant thereto;

      "SETTLEMENT DATE" means the date (being a Business Day) upon which Loaned Shares are or are to be transferred to the Borrower in accordance with this Agreement which date shall be two (2) Business Days after the date of the Borrowing Request;

      "SFC" means The Securities and Futures Commission of Hong Kong;

      "SHARES" means ordinary shares with a par value of HK$0.01 each in the Company; and

      "STOCK EXCHANGE" means The Stock Exchange of Hong Kong Limited.

1.2   MARKET TERMINOLOGY

      Notwithstanding the use of expressions such as "borrow", "lend", or "redeliver" or other cognate expressions which are used to reflect terminology used in the market for transactions of the kind provided for in this Agreement, title to Loaned Shares "borrowed" or "lent" provided in accordance with this Agreement shall pass from one Party to another as provided for in this Agreement, the Party obtaining such title being obliged to redeliver Equivalent Shares.

1.3   OTHER INTERPRETATION

      In this Agreement, unless otherwise specified:-

      1.3.1 references to "RECITALS", "SECTIONS", "CLAUSES", "PARAGRAPHS" and "SCHEDULES" are to recitals, sections, clauses, paragraphs of and schedules to this Agreement;

      1.3.2 a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

      1.3.3 references to a "COMPANY" shall be construed so as to include any company, corporation or other body corporate, whenever and however incorporated or established;

      1.3.4 references to a "PERSON" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

      1.3.5 references to writing shall include any modes of reproducing words in a legible and non-transitory form;

      1.3.6 references to times of the day are, unless otherwise specified, to Hong Kong time;

      1.3.7 headings to Clauses, sections and Schedules are for convenience only and do not affect the interpretation of this Agreement;

      1.3.8 the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules; and

      1.3.9 words in the singular shall include the plural (and vice versa) and words importing one gender shall include the other two genders.

2     LOANS OF SHARES

2.1 Subject to the Offering becoming unconditional and to the terms and conditions of this Agreement, the Borrower may, at any time, orally or in writing initiate a transaction whereby the Borrower may borrow Shares from the Lender. The Lender shall, upon receipt of a Borrowing Request from the Borrower no later than two Business Days prior to the Settlement Date stated in such Borrowing Request, lend the number of Shares as set out in the Borrowing Request to the Borrower, and the Borrower shall borrow such number of Shares from the Lender.

2.2 The Borrower has the right to reduce the amount of Shares referred to in a Borrowing Request provided that the Borrower has notified the Lender in accordance with Clause 13 of such reduction no later than 12:00 noon on the Business Day prior to the proposed Settlement Date set out in the Borrowing Request unless otherwise agreed between the Parties.

2.3 Notwithstanding the provisions in this Agreement with respect to when a Loan occurs, a Loan hereunder shall not occur until the relevant Shares shall have been delivered to the Borrower in accordance with the delivery instructions set out in the Borrowing Request or otherwise agreed between the Parties.

2.4 The Parties agree that in respect of each Loan, the Borrower is not required to pay the Lender any interest or consideration. The Parties further agree that no collateral (cash or otherwise) shall be provided by the Borrower to the Lender.

3     DELIVERY OF LOANED SHARES

      The Lender shall deliver or procure the delivery of the Shares to the Borrower in accordance with the relevant Borrowing Request by:

3.1 delivering certificates representing such Shares together with duly executed stock transfer forms and such other instruments as may be required to vest full right, title and interest thereto in the Borrower; or

3.2 causing such Shares to remain or be credited to the Borrower's nominated account and debited to the Lender's nominated account at any appropriate clearing or settlement system or depository as may be agreed by the Parties and such crediting and debiting shall result in notice of the transaction being given to the Borrower; or

3.3   any other method of delivery as shall be agreed upon by the Parties,

      and on the happening of any of such event in respect of Shares that are the subject of a Borrowing Request, the Loaned Shares shall be deemed to have been "delivered" to the Borrower in accordance with this Agreement and the relevant Borrowing Request.

4     RIGHTS AND TITLE

4.1 The Parties shall execute and deliver all necessary documents and give all necessary instructions to procure that all right, title and interest in:

      4.1.2 (in the case of the Lender) any Shares borrowed pursuant to Clause 2; and

      4.1.2 (in the case of the Borrower) any Equivalent Shares redelivered pursuant to Clause 6 shall, subject to the provisions of this Agreement, pass from one Party to the other on delivery or redelivery of the same in accordance with this Agreement, free from all liens, equities, charges, encumbrances claims and third party rights. The Party acquiring such right, title and interest shall have no obligation to return or redeliver any of the assets so acquired but, in so far as any Loaned Shares delivered, the Borrower shall be obliged, subject to the terms of this Agreement, to redeliver Equivalent Shares.

4.2 In the case of Loaned Shares and Equivalent Shares title to which is registered in a computer based system the transfer of title thereof shall take place in accordance with the rules and procedures of such system as are in force from time to time.

4.3 Each Party hereby undertakes to use all reasonable endeavours to procure that all reasonable instructions received from the other Party in respect of conversions, subdivisions, consolidations, redemptions, takeovers, pre-emotions, options or other rights, are complied with in respect of such Loaned Shares provided that each Party shall use all reasonable endeavours to notify the other of its instructions in writing no later than seven Business Days prior to the date upon which such actions are to be taken.

4.4 In the event of any alteration to the nominal value of the Shares as a result of any consolidation or sub-division of Shares taking place whilst there are Outstanding Loaned Shares, the number of Shares to be redelivered by the Borrower to the Lender pursuant to

      Clause 6 shall from time to time be adjusted by multiplying the number of the Outstanding Loaned Shares by the following fraction:

      A
      B

      where: A is the nominal value of one Share immediately before such alteration; and

             B is the nominal value of one Share immediately after such alteration.

      Such adjustment shall become effective immediately after such consolidation or sub-division takes effect.

5     DIVIDENDS AND DISTRIBUTIONS

5.1 The Lender shall be entitled to receive and retain such amounts as are equal to the amounts of all dividends, entitlements or other distributions or payments of any kind whatsoever accrued or made on or in respect of the Loaned Shares as if the Loan had not occurred, the payment dates or record dates (as the case may be) for which occur between the date of the delivery of Loaned Shares by the Lender to the Borrower and the date of the redelivery to the Lender of the entirety of the Equivalent Shares by the Borrower.

5.2 Any cash dividends, distributions, payments or interest made on or in respect of the Loaned Shares which the Lender is entitled to receive pursuant to this Clause 5 shall be paid to the Lender by the Borrower as soon as practicable after the date of receipt of the dividend or distribution by the Company as if the Loan has not occurred or such other date as the Lender and the Borrower may from time to time agree. Non-cash distributions on the Loaned Shares shall be added to the Loaned Shares and shall be considered as such for all purposes, except that, if the Loan is terminated, the Borrower shall forthwith deliver the same to the Lender.

5.3 In the case of any dividend or distribution made on or in respect of Loaned Shares comprising a payment, the amount payable by the Borrower to the Lender hereunder shall be equal to the amount of the relevant dividend or distribution.

6     RE-DELIVERY OF EQUIVALENT SHARES

6.1 The Borrower undertakes to redeliver or procure the redelivery of Equivalent Shares together with all rights, title and interests attaching thereto and therein free from all liens, charges, equities and encumbrances in accordance with this Agreement and the terms of the relevant Borrowing Request provided always that such redelivery shall be made on or before five Business Days following the last date which The Hongkong and Shanghai Banking Corporation Limited can exercise the Over-allotment Option or (if earlier) the date on which the Over-allotment Option is exercised in full (the "RETURN DATE"). The Borrower shall notify the Lender by giving at least one Business Day's prior notice of each redelivery. The Lender agrees that the Borrower shall have the right to redeliver Equivalent Shares through CCASS or by such other means as the Parties may agree. The Lender further agrees that the Borrower shall be entitled to redeliver Equivalent Shares by instalments provided that all Equivalent Shares must be redelivered on or before the Return Date. For the avoidance of doubt, any reference herein or in any other agreement or communication between the Parties (howsoever expressed) to an obligation to redeliver or account for or act in relation to Loaned Shares shall accordingly be construed as a reference to an obligation to redeliver or account lor or act in relation to Equivalent Shares.

6.2 The Borrower shall be entitled at any time to terminate a particular Loan and to redeliver all and any Equivalent Shares due and outstanding to the Lender in accordance with the Lender's instructions. The Lender shall accept such redelivery so long as the mode of such redelivery is in accordance with the terms of this Agreement.

7     TAXATION

      The Borrower hereby undertakes promptly to pay and account for and indemnify the Lender against any transfer or similar duties and/or taxes and levies chargeable in Hong Kong in connection with any transfers or transactions effected pursuant to or contemplated by this Agreement, and any claim, liability, penalty, expenses or costs incurred by the Lender as a result of the Borrower's failure to pay such duties and/or taxes and levies.

8     REPRESENTATIONS AND WARRANTIES

8.1 Each of the Parties represents and warrants to and for the benefit of the other that during the term of any Loan hereunder:

      8.1.1 it is duly incorporated, established or constituted (as the case may be) and validly existing under the laws of its country of incorporation, establishment or constitution (as the case may be);

      8.1.2 it has the power to execute and deliver this Agreement;

      8.1.3 it has the power to enter into, and it is not restricted under the terms of its constitution or in any other manner from entering into, the transactions contemplated hereunder and to perform its respective obligations hereunder;

      8.1.4 it has taken all necessary action to authorise such execution, delivery and performance hereof;

      8.1.5 this Agreement constitutes its legal, valid and binding obligations, enforceable in accordance with its terms;

      8.1.6 (in the case of the Lender) as to all Loaned Shares, it is absolutely entitled to pass full legal and beneficial ownership of such Loaned Shares provided or delivered by it hereunder to the Borrower free and clear of all liens, charges or encumbrances; and

      8.1.7 (in the case of the Borrower) it is or will be absolutely entitled to pass full legal and beneficial ownership of all Equivalent Shares provided or delivered by it hereunder to the Lender or its nominee free and clear of all liens, charges, encumbrances claims and third party rights.

8.2 Each Party accepts liability as principal with respect to its obligations hereunder.

8.3 Each Party represents and warrants that the execution, delivery and performance by it of this Agreement and each transaction contemplated hereunder will to its knowledge comply with all applicable laws, rules and regulations including but not limited to those of Hong Kong.

8.4 The Lender agrees that it is a professional investor and agrees to being so treated in the terms set out in the Schedule to this Agreement.

9 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE BORROWER IN RELATION TO HONG KONG STOCK

      The Borrower is borrowing or will borrow Hong Kong Stock under this Agreement only for one or more of the specified purposes as permitted by
      Section 19 of the Ordinance.

10    BORROWER'S OBLIGATIONS

10.1  The Borrower hereby undertakes to the Lender that the Borrower shall:

      10.1.1 before the expiry of 30 days after the Loan is effected provide the Collector with: (i) a duly executed copy or a certified true copy of this Agreement (or in such other form thereof as may be acceptable to the Collector), (ii) such fees and duties as may be specified from time to time by the Financial Secretary for Hong Kong for the purpose of the Ordinance in respect of borrowings of Hong Kong Stock; and (iii) such other document, particulars and information in the possession of the Borrower as the Collector may require; and

      10.1.2 promptly comply with all filing and reporting obligations and do all other acts and things as may be required to be performed by the Borrower from time to time by the Collector and any applicable rules and regulations for the time being in force.

10.2 In the event that the Borrower is in breach of its undertaking under Clauses 10.1.1 or 10.1.2 above, the Lender may (but shall not be obliged to) submit the Agreement, pay such fee and provide such other documents, particulars and information to the Collector, and do all other acts and things in relation thereto as the Lender may consider necessary or desirable, at the cost and expense of and on behalf of the Borrower, without prejudice to the provisions of Clause 7.

10.3 The Borrower shall, as appropriate, comply with the provisions of the Ordinance in relation to borrowing of Loaned Shares, in particular as to its obligation to make a stock return as defined in section 19 of the Ordinance in accordance with the terms of this Agreement.

11    MISCELLANEOUS

11.1 Notwithstanding any provision of the Agreement, it is hereby acknowledged, confirmed and agreed for all purposes that, until the Loaned Shares shall have been delivered to the Borrower, no interest whatsoever in the Loaned Shares shall pass to the Borrower and no Loan shall occur.

11.2 This Agreement shall not be assignable by either Party without the prior written consent of the other Party and shall be binding upon and shall enure to the benefit of the Parties and their respective successors and assigns.

11.3 This Agreement sets out the entire agreement between the Parties in relation to the subject matter hereof and shall not be amended or supplemented except by instrument in writing signed by each of the Parties.

11.4 Either Party shall have the right to terminate this Agreement if the Underwriting Agreements (as defined in the Prospectus) fail to become unconditional. Subject to the foregoing, this Agreement shall be effective for the period commencing on the date of hereof and, except for Clauses 7 and 10 of this Agreement which shall survive termination or expiry of this Agreement, will expire upon redelivery of all Equivalent Shares due and outstanding to the Lender in accordance with Clause 6 of this Agreement.

12    REMEDIES

12.1 No delay or omission on any Party's part in exercising any right, power, privilege or remedy hereunder shall impair such right, power, privilege or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any other right, power, privilege or remedy.

12.2 The rights, powers, privileges and remedies herein provided are cumulative and not exclusive of any rights, powers, privileges or remedies provided by law. All remedies hereunder shall survive the termination of the relevant Loan, redelivery of Equivalent Shares and termination of this Agreement.

12.3 Without prejudice to any other rights it may have, each Party agrees that in relation to legal proceedings, it will not seek specific performance of the other Party's obligations to deliver or redeliver Shares or Equivalent Shares in circumstances where the Shares of the Company are suspended from trading on the Stock Exchange.

13    NOTICES

      Any notice or other communication given or made under this Agreement shall be in writing and may be delivered by hand or given by facsimile. If delivered by hand, such notice or communication shall be deemed to have been received on the date of despatch. If given by facsimile, such notice or communication shall be deemed to have been received on receipt of confirmation of successful transmission. Any such notice or communication shall be sent to the party to whom it is addressed as follows:

      To the Lender:         Nam Tai Electronics, Inc.
                             15th Floor, China Merchants Tower
                             Shun Tak Centre
                             Nos. 168-200 Connaught Road Central
                             Hong Kong

                             Attention: Mr. Jackie Wah

                             FAX No.    (852)2263 1223

      To the Borrower:       The Hongkong and Shanghai Banking Corporation
                             Limited
                             Level 15,1 Queen's Road Central
                             Hong Kong

                             Attention: Mr. Ronald Tham

                             Fax No.    (852)2845 5654

14    SEVERABILITY

      If any of the provisions of this Agreement is found by any court or other competent authority to be void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect. Notwithstanding the foregoing the Parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provisions so found to be void or unenforceable. To the extent permitted by applicable law, each Party hereby waives any provision of law which would otherwise render any provision of this Agreement unenforceable or invalid.

15    TIME OF ESSENCE

      Time shall be of the essence of this Agreement.

16    COUNTERPARTS

      This Agreement may be executed in any number of counterparts and by the Parties hereto on separate counterparts, each of which when so executed shall be an original but all of which shall together constitute one and the same instrument.

17    GOVERNING LAW

17.1 This Agreement and all rights obligations and liabilities hereunder shall be governed by and construed in accordance with the laws of Hong Kong and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

17.2 The Lender irrevocably appoints Mr. Jackie Wah of c/o 15th Floor, China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong as its authorised agent for the service of process in Hong Kong in connection with this Agreement. Service of process upon Mr. Jackie Wah at the above address shall be deemed, for all purposes, to be due and effective service, and shall be deemed completed whether or not forwarded to or received by any such appointer. If for any reason such agent shall cease to be the Lender's agent for the service of process, the Lender shall forthwith appoint a new agent for the service of process in Hong Kong acceptable to the Borrower and deliver to the Borrower a copy of the new agent's acceptance of that appointment within 14 days, failing which the Borrower shall be entitled to appoint such new agent for and on behalf of the Lender and such appointment shall be effective upon the giving notice of such appointment to the Lender. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

IN WITNESS whereof this agreement has been entered into on the date first stated above.

SIGNED by /s/ Li Shi Yuen, Joseph       For and on behalf of
                                        NAM TAI ELECTRONICS, INC.
for and on behalf of
NAM TAI ELECTRONICS, INC.               /s/ T. Murakami
in the presence of:                     -------------------------
                                        Authorized Signature 24HA

SIGNED by:/s/ [ILLEGIBLE]

for and on behalf of
THE HONGKONG AND SHANGAI
BANKING CORPORATION LIMITED
in the presence of:                     /s/ Jonathan Orders

/s/ [ILLEGIBLE]
Woo Ling Candice
   Linklaters
Solicitor, Hong Kong SAR

                                    SCHEDULE
                     PROFESSIONAL INVESTOR TREATMENT NOTICE

1 The Lender is a Professional Investor by reason of the Lender being within a category of person described in the Securities and Futures (Professional Investor) Rules as follows:

1.1 a trust corporation having been entrusted with total assets of not less than HK$40 million (or equivalent) as stated in its latest audited financial statements prepared within the last 16 months, or in the latest audited financial statements prepared within the last 16 months of the relevant trust or trusts of which it is trustee, or in custodian statements issued to the trust corporation in respect of the trust(s) within the last 12 months;

1.2 a high net worth individual having, alone or with associates on a joint account, a portfolio of at least HK$8 million (or equivalent) in securities and/or currency deposits, as stated in a certificate from an auditor or professional accountant or in custodian statements issued to the individual within the last 12 months;

1.3 a corporation the sole business of which is to hold investments and which is wholly owned by an individual who, alone or with associates on a joint account, falls within paragraph 1.2 above; and

1.4 a high net worth corporation or partnership having total assets of at least HK$40 million (or equivalent) or a portfolio of at least HK$8 million (or equivalent) in securities and/or currency deposits, as stated in its latest audited financial statements prepared within the last 16 months or in custodian statements issued to the corporation or partnership within the last 12 months.

      The Borrower has categorised the Lender as a Professional Investor based on information the Lender has given to the Borrower. The Lender will inform the Borrower promptly in the event any such information ceases to be true and accurate. The Lender will be treated as a Professional Investor in relation to all investment products and markets.

2 As a consequence of categorisation as a Professional Investor, the Borrower is not required to fulfil certain requirements under the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the "Code") and other Hong Kong regulations. While the Borrower may in fact do some or all of the following in providing services to the Lender, the Borrower has no regulatory responsibility to do so:

2.1   Client agreement

      The Borrower is not required to enter into a written agreement complying with the Code relating to the services that are to be provided to the Lender.

2.2   Risk disclosures

      The Borrower is not required by the Code to provide the Lender with written risk warnings in respect of the risks involved in any transactions entered into with the Lender, or to bring those risks to your attention.

2.3   Information about the Borrower

      The Borrower is not required to provide the Lender with information about its business or the identity and status of employees and others acting on its behalf with whom the Lender will have contact.

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2.4   Prompt confirmation

      The Borrower is not required by the Code to promptly confirm the essential features of a transaction after effecting a transaction for the Lender.

2.5   Information about clients

      The Borrower is not required to establish the Lender's financial situation, investment experience or investment objectives, except where the Borrower is providing advice on corporate finance work.

2.6   Nasdaq-Amex Pilot Program

      If the Lender wishes to deal through the Stock Exchange in securities admitted to trading on the Stock Exchange under the Nasdaq-Amex Pilot Program, the Borrower is not required to provide the Lender with documentation on that program.

2.7   Suitability

      The Borrower is not required to ensure that a recommendation or solicitation is suitable for the Lender in the light of the Lender's financial situation, investment experience and investment objectives.

3 The Lender has the right to withdraw from being treated as a Professional Investor at any time in respect of all or any investment products or markets on giving written notice to the Compliance Department of the Borrower.

4 By entering into this Agreement, the Lender represents and warrants to the Borrower that it is knowledgeable and has sufficient expertise in the products and markets that it is dealing in and is aware of the risks in trading in the products and markets that it is dealing in.

5 By entering into this Agreement, the Lender hereby agrees and acknowledges that it has read and understood and has had explained to it the consequences of consenting to being treated as a Professional Investor and the right to withdraw from being treated as such as set out herein and that the Lender hereby consents to being treated as a Professional Investor.

6 By entering into this Agreement, the Lender hereby agrees and acknowledges that the Borrower will not provide the Lender with any contract notes, statements of account or receipts under the Hong Kong Securities and Futures (Contract Notes, Statements of Account and Receipts) Rules where such would otherwise be required.